Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
303-386-1193 or ir@arraybiopharma.com

ARRAY BIOPHARMA’S ORAL P38 INHIBITOR DEMONSTRATES SIGNIFICANT
ANALGESIC BENEFIT AND SYSTEMIC ANTI-INFLAMMATORY ACTIVITY
 — Data Presented at 2008 ACR/ARHP Annual Scientific Meeting —

Boulder, Colo., (October 26, 2008) - Array BioPharma Inc. (Nasdaq: ARRY) today announced positive results from a Phase 2 acute inflammatory dental pain study evaluating the analgesic efficacy of ARRY-797, a small molecule p38 inhibitor, at the 2008 ACR/ARHP Annual Scientific Meeting in San Francisco, Calif.  These results confirm a smaller Phase 2 dental pain study reported in May 2008 in which ARRY-797 demonstrated significant analgesic benefit when administered either prior to or following surgery.

This Phase 2 randomized study enrolled 253 patients with postsurgical pain. Three doses of ARRY-797 (200 mg, 400 mg and 600 mg) were compared to placebo and celecoxib (400 mg).  In the primary efficacy measure of total pain relief over six hours post dose (p<0.001), ARRY-797 produced a dose-dependent analgesic response, compared to placebo.  ARRY-797 (400 and 600 mg) and celecoxib (400 mg) demonstrated significant analgesic benefit, robust pain relief, and good duration of analgesia (see table below).

	Pain Relief (TOTPAR6) *	Pain Intensity **(mm)	Median time to onset of analgesia (min.)	Median time to rescue medication (hrs)
Placebo	2.56	71.0	not reached	1.6
ARRY-797 / 200 mg	5.98	56.7	not reached	4.0
ARRY-797 / 400 mg	8.89	44.3	60.5	6.6
ARRY-797 / 600 mg	9.48	37.2	43.5	6.2
Celecoxib / 400 mg	8.58	45.4	65.0	7.2

*Total Pain Relief over 6 hours post dose

**Mean pain intensity on a Visual Analog Scale (0 to 100 mm) measured at 3 hours post dose

In patients requiring rescue medication six to eighteen hours following dosing, administration of a second 200 mg dose of ARRY-797 resulted in statistically significant pain relief compared to placebo (p<0.008).   No serious adverse events were reported in the ARRY-797 treated groups, and the overall incidence of adverse events was similar across all treatment groups. In the management of acute pain, the recommended dose of celecoxib is 400 mg initially, followed by an additional 200 mg dose if needed on the first day.  On subsequent days, the recommended dose is 200 mg twice daily as needed.

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Also at the conference, Array presented results from two previous ARRY-797 trials.  In the first Phase 2 dental pain study, CRP levels, a biomarker of systemic inflammation and cardiovascular disease, were measured.  Compared to placebo, ARRY-797 reduced CRP by 85% on the day following surgery.  In a Phase 1 study, ARRY-797 significantly inhibited the inflammatory cytokines TNF and IL-1 and the pain mediator PGE2 out to 24 hours post-dose.

“These results, together with our multiple-dose, 14-day trial in healthy volunteers, confirm that ARRY-797 is well tolerated at doses that provide acute analgesic benefit and systemic anti-inflammatory activity,” said Kevin Koch, Ph.D., President and Chief Scientific Officer, Array BioPharma.  “In view of our tolerability profile, we are exploring higher doses of ARRY-797 and evaluating additional trials in sub-chronic pain indications.”

Array is also conducting a 12-week study of ARRY-797 in ankylosing spondylitis (AS), a painful inflammatory condition, which will begin patient recruitment before the end of 2008.  This study will enroll over 160 patients and is planned to provide efficacy data in the first half of 2010.  The reported positive analgesic results, coupled with the inflammatory cytokine inhibition, provide additional support for the potential clinical benefit to AS patients.

The ARRY-797 posters will be available as PDFs after they are presented at ACR/ARHP on Array’s website:  www.arraybiopharma.com/PatentsPublications/Default.asp?PBCategoryID=3.

Phase 2 Inflammatory Pain Study Design

This Phase 2 trial was a randomized, double-blind, active- and placebo-controlled, parallel-group dose-range finding analgesic efficacy trial of ARRY-797.  Patients underwent elective dental surgery to remove 3 or more impacted third molars.  Following surgery and the development of moderate to severe pain, patients were randomized to receive either ARRY-797 (200 mg, 400 mg or 600 mg), placebo, or celecoxib (400 mg). In patients requiring rescue medication six to eighteen hours following dosing, a second dose of either 200 mg ARRY-797 or placebo was administered.

About ARRY-797 / p38 Inhibitor

ARRY-797 is a highly selective, orally dosed, p38-alpha kinase inhibitor, which modulates the production of several inflammatory mediators in human whole blood with nanomolar potency.  ARRY-797 has distinct properties compared to other p38 inhibitors; in particular, exceptional potency in whole blood coupled with a unique pharmacokinetic and distribution profile.

In Phase 1 studies in healthy volunteers, ARRY-797 demonstrated linear increases in exposure with increasing oral doses from 25 to 400 mg.  During 14-day treatment periods, the drug was well-tolerated at all doses tested. In blood samples taken from these volunteers, ARRY-797 dose-dependently inhibited the LPS-stimulated production of the inflammatory cytokines, TNF and IL-1, as well as PGE2, a key mediator of pain.  In Phase 2 acute inflammatory pain trials, ARRY-797 was well tolerated, demonstrated clinically meaningful analgesic benefit, as well as a significant reduction in CRP levels, a biomarker of systemic inflammation.  Array plans to initiate a Phase 2 study of ARRY-797 in patients with ankylosing spondylitis by the end of 2008 and will explore higher doses of ARRY-797 to support the potential use of this agent in additional sub-chronic pain indications.

About p38 Inhibition for Inflammation and Pain

P38-alpha is an intracellular protein kinase that regulates the production of, and response to, inflammatory mediators, such as TNF, IL-1 and IL-6, as well as the pain mediator PGE2.  Injectable biologic agents which regulate the actions of TNF, IL-1 and IL-6 are all clinically validated drugs used in controlling inflammation in rheumatoid arthritis and several related inflammatory diseases.  PGE2 is an important inducer of inflammatory pain and its production is blocked by commonly used NSAIDs like ibuprofen.  Many forms of acute and chronic pain have inflammatory origins, and pan-cytokine suppression may treat both the inflammation and the resulting pain and tissue damage.  Array believes modulation of all three cytokines plus PGE2 may be more effective than inhibition of any one in isolation for controlling both the underlying inflammation and the resulting symptoms such as joint / tissue destruction and pain.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory and metabolic diseases.  Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, the expected progress and success of our internal proprietary drug discovery activities and the development activities of our collaborators, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2008, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of October 26, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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